Exhibit 3.152

CERTIFICATE OF CONVERSION

OF

PEOPLE’S CHOICE TV OF HOUSTON, INC.

This Certificate of Conversion is being filed by the undersigned corporation in the office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act to effect the conversion of the undersigned corporation into a limited liability company.

1.         The name of the corporation is People’s Choice TV of Houston, Inc. (the “Corporation”).

2.         The Corporation was originally incorporated in Delaware.

3.         The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is June 17, 1991.

4.         The name of the limited liability company into which the Corporation is herein being converted is People’s Choice TV of Houston, LLC.

5.         The conversion has been approved by the Board of Directors and sole stockholder of the Corporation in accordance with the provisions of Section 266 of the Delaware General Corporation Law.

6.         The conversion shall be effective upon filing with Secretary of State of the State of Delaware.

People’s Choice TV of Houston, Inc.

By:	/s/ Timothy P. O’Grady
Name: Timothy P. O’Grady
Title: Vice President

CERTIFICATE OF FORMATION OF

PEOPLE’S CHOICE TV OF HOUSTON, LLC

I.

The name of the limited liability company is People’s Choice TV of Houston, LLC.

II.

The address of the registered office of the limited liability company in the State of Delaware is 2711 Centerville Rd., Suite 400, Wilmington, Delaware 19808 and the name of its registered agent at such address is Corporation Service Company.

III.

The formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation on October 27, 2008.

/s/ Timothy P. O’Grady
Timothy P. O’Grady
Authorized Person